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                                                                    EXHIBIT 10.3

                             DISTRIBUTION AGREEMENT

This Marketing and Distribution Agreement ("Agreement") is made by and between PARENTECH KOREA, INC. ("PTK) of Suite 1505 Windstone Building, 275-2 Yangjae-Dong, Seocho-Gu, Seoul, Korea or it's appointee or assignee, and PARENTECH, INC. ("Parentech") of 777 S. Highway 101, Suite 215 Solana Beach, CA 92075, (collectively, the "Parties"). The Agreement shall be effective as of the last date written on the signature page of this Agreement (the "Effective Date").
Both PTK and Parentech understand that the Agreement may be subject to applicable local laws, governmental registration requirements and government approvals.

1.       Appointment

Parentech hereby grants PTK and it's assignees exclusive marketing, rental, and distribution rights (the "Marketing Rights") in Korea for the nature's cradle mechanism, and any new models, improved versions and successor versions of the nature's cradle mechanism (together, the "Mechanism").

2.       Territory

The Parties hereby agree and acknowledge that the Marketing Rights granted herein will be limited to Korea (the "Territory"). PTK hereby acknowledges and agrees that it will have no Marketing Rights with regards to the Mechanism outside of the Territory, except such additional territories the parties may mutually agree upon, and that it will not, directly or indirectly, exercises Marketing Rights for the Mechanism outside of the Territory. In exchange for the exclusive Marketing Rights granted under this Agreement, PTK agrees not to acquire, establish or in any way become affiliated with any business that sells, rents or otherwise distributes, and PTK itself will not sell, rent or otherwise distribute, products that compete with the Mechanism whether within or outside the Territory. Whether or not an item is competitive will be determined in the sole discretion of Parentech.

3.       Products Covered

The Agreement will pertain only to Marketing Rights and distribution rights concerning the Mechanism and the manufacture, marketing and distribution of the related Softgoods. If Parentech decides to market additional products other than the Mechanism and related Softgoods in the Territory and PTK has fulfilled all of its obligations under the Agreement as of that date, PTK will have a right of first negotiation with respect to Marketing Rights concerning those additional products in the Territory before Parentech negotiates with any third party for such Marketing Rights.


For purposes of this Agreement, the following home use and hospital use accessories and softgoods to the Mechanism are referred to as the "Accessories" and "Softgoods" and include the following:


         Home use Accessories to the Mechanism are:

         a)       Bassinet Tub;

         b)       Bassinet Hood Frame

         c)       Bassinet Stand

         Home use Softgoods to the Mechanism are:

         a)       Bassinet Pad

         b)       Bassinet Liner

         c)       Bassinet Hood Cover

         d)       Baby Bolster System

         Hospital use Accessories to the Mechanism are:

         a)       Clear Acrylic Hospital Tub

         b)       Hospital Cart / Stand;


                  Hospital use Softgoods to the Mechanism are:
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         a)       Pad for Hospital Tub.

4.       Rental Units

         4.1      Rental

         Parentech will lease a predetermined number of Mechanisms and Accessories to PTK to be leased by PTK to end users ("Rental Mechanisms") for calendar years 2003, 2004 and 2005 at a rental fee to be paid to Parentech in an amount not to exceed US$70.00 per Rental Mechanism per four-month period ("Four Month Rental Fee"). PTK may, at its discretion, set the rental fee applicable to the end user. The total annual fee paid to Parentech by PTK for the number of Rental Mechanisms shall not exceed US$210.00 per Rental Mechanism per year ("Annual Rental Fee").

         The Rental Fees for Rental Mechanisms shall be subject to a price review at the end of the first six months following the Effective Date of this Agreement. The Rental Fee shall be adjusted as mutually agreed by the parties in good faith. All rental orders placed by PTK to Parentech after a new Rental Fee has been agreed upon shall be subject to such new pricing. Thereafter, the Four Month Rental Fee and Annual Rental Fee (together the "Rental Fee") for Rental Mechanisms shall be subject to a price review 45 days prior to the beginning of each calendar quarter. The Rental Fee shall be adjusted as mutually agreed by the parties in good faith, but in no event shall the rental fee increase by more than 10% from the Rental Fee first stated in this
         Section 4.1. All rental orders placed by PTK to Parentech after a new Rental Fee has been determined shall be subject to such new pricing. However, in no event shall the Rental fee for Rental Mechanisms increase from the previous calendar quarter, unless agreed to in writing by PTK.

         The Four Month Rental Fee and the Annual Rental Fee (collectively the "Rental Fees") shall apply to a predetermined number of Rental Mechanisms received by PTK for the specific purpose of leasing to end users. Any Softgoods required for Rental Mechanisms shall be purchased by the end user and shall be warranted for a period 4 months from the date such Softgoods are delivered to the end user.

         Parentech will lease an agreed number of Rental Mechanisms to PTK for calendar years 2003, 2004 and 2005. The Parties shall negotiate in good faith and use their best efforts to determine, 90 days prior to leasing Rental Mechanisms, both the number of, and the rental fees for, Rental Mechanisms to be leased in years 2003, 2004 and 2005.

         PTK shall use its best efforts to market and promote the distribution of the Rental Mechanisms within the Territory, which best efforts shall include but not be limited to, such contract with others for the distribution of the Rental Mechanisms. PTK shall use its best efforts to perform its obligations under this Agreement in a manner consistent with promoting the reputation of, and public confidence in, the Rental Mechanism and Parentech.

         4.2      Beginning of Rental Period(s)

         Parentech's Rental Fees charged to PTK are measured in four month increments, or Rental Periods. The first Rental Period for each Rental Mechanism delivered for the purpose of renting will be deemed to begin when the Rental Mechanism is delivered to the end user, or 60 days after acceptance of the Rental Mechanism by PTK, whichever is earlier.

         4.3      Payment of Rental Fees; Initial Rental Fee

         PTK will pay to Parentech the Rental Fees for each Rental Mechanism within net 30 days of receipt of an invoice from Parentech. Parentech shall invoice at the beginning of every four month interval, during which a Rental Mechanism has been deployed at an end user's site, at the then current Four Month Rental Fee.

         4.4      Restocking Fee

         If PTK returns, prior to the expiration of a predetermined total Rental Period, any Rental Mechanisms to Parentech which are not defective, then PTK will pay the then current Four Month Rental Fee for such Rental Mechanisms as a restocking fee, regardless of whether or not the Rental Mechanisms are subsequently sold, leased, licensed, or in some other way transferred to a third party.

         4.5      Purchase of Softgoods

         PTK desires the right to purchase or lease any Softgoods manufactured by Parentech through its elected contractor(s). Parentech will also use its best efforts to cause its contractor(s) to provide the Softgoods to PTK for approval of such goods for safety, function, quality, and appearance; however, ultimate responsibility for the quality of the Softgoods remains with Parentech. Any Softgoods provided to PTK will carry the Parentech brand, unless otherwise agreed by Parentech.

         4.6      Acceptance Inspection

         PTK shall perform the acceptance inspection on the quantity and quality of Mechanisms, Accessories and Softgoods in accordance with the standards and procedures agreed between both parties separately ("Acceptance Inspection"). In the event any item is found in shortage or defective as a result of the Acceptance inspection, return shipping costs for defective items sent to Parentech's manufacturing location and for replacement items sent to PTK shall be covered by Parentech.
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         4.7      Maintenance

         PTK has the right to request Parentech, at its discretion, to replace or repair the Rental Mechanisms covered by the warranty that are no longer serviceable due to defects in materials or workmanship. Parentech will provide a quantity of Mechanisms, Accessories, and Softgoods, to be stocked by PTK to facilitate immediate replacement; the quantity will be mutually agreed upon by the Parties in good faith on the basis of actual usage data. For purposes of this Agreement, "Actual Usage Data" means the actual number of mechanisms sold and rented to end-users and the number of defective units returned.

         4.8      Warranty

         Rental Mechanisms are warranted by Parentech for replacement if Mechanism, Accessories, and Softgoods are non-compliant with the mechanical specifications which are mutually agreed upon by the Parties and Parentech shall also have responsibilities concerning such specifications. Return shipping costs for noncompliant Mechanisms, Accessories and Softgoods sent to Parentech's manufacturing location and shipping costs of replacement Mechanisms, Accessories and Softgoods sent to PTK will be covered by Parentech.

         Notwithstanding the foregoing, Parentech's responsibilities hereunder shall not apply to; (1) scratches on the surface of Softgoods (2) exhaustion, including wear and tear, in normal use of Softgoods (4) other defects which are agreed by both parties.

5.       Purchase of Mechanisms

         5.1    Price of Mechanism

         During calendar year 2003, 2004 and 2005, Parentech will sell to PTK, and PTK will accept Mechanisms, Accessories and Softgoods ("Purchased Mechanisms") at a price of US$299.00, excluding the Hood and Stand, per Purchased Mechanism. Pricing shall be FOB Parentech's manufacturing location (the "Purchase Price"). The Purchase Price for Purchased Mechanisms shall be subject to a price review at the beginning of each calendar quarter. Pricing shall be adjusted as mutually agreed by the parties in good faith but shall not increase by more than 10% from the initial price of US$299.00. All orders placed by PTK to Parentech after a new Purchase Price has been determined shall be subject to such new pricing.

         5.2    Price of Softgoods

         The price of additional Softgoods, or those Softgoods purchased after the initial purchase as described in Section 5.1 herein, described in
         Article 3 hereof will depend on the type of cart and shall be provided accordingly.


         5.3    Payment

         PTK shall remit to Parentech all amount due for Purchased Mechanisms within thirty (30) days from the date of PTK's acceptance of the Purchased Mechanism. Notice of unacceptable merchandise must be made within 14 days of receipt.

         5.4    Warranty

         Purchased Mechanisms and Accessories are warranted by Parentech for a term of twenty-four (24) months from the date such Purchased Mechanism is delivered by PTK and accepted by the end user. Softgoods are warranted by Parentech for a term of four (4) months from the date such Softgoods are delivered by PTK and accepted by the end user.

         Mechanisms, Accessories and Softgoods that are defective in design, specification, material and workmanship may be returned to Parentech for credit or replacement. All return shipping costs for Mechanisms and Softgoods in warranty will be covered by Parentech.

         Notwithstanding the foregoing, Parentech's responsibilities hereunder shall not apply to; (1) scratches on the surface of Softgoods, (2) exhaustion, including wear and tear, in normal use of Softgoods (3) other defects which are agreed by both parties

         5.5    Service

         PTK has the right to request Parentech, at its discretion, to replace or repair Mechanisms, Accessories and Softgoods covered by the warranty that are no longer serviceable due to defects in materials or workmanship. Parentech will provide a quantity of Mechanisms, Accessories and Softgoods to be stocked by PTK to facilitate immediate replacement; the quantity will be mutually agreed upon by the parties based on sales volume.
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         5.6    Title and Risk

         Title and risk of loss or damage to Mechanisms, Accessories and Softgoods shall pass to PTK when PTK has taken possession of purchased merchandise. Rental merchandise title shall stay in the name of Parentech, but can be subordinated to PTK for purposes of loss or damage insurance.

6.       Product Support and Training

         Parentech shall dispatch, at PTK's request, at least one engineer and one marketing representative to the territory to provide initial technical and marketing training to PTK or its customers. For purposes of this Section, PTK will pay for lodging and Parentech will pay all other costs associated with training including, but not limited to, meals and transportation costs to the Territory.

         On an ongoing basis, Parentech shall continue, at PTK's request, to provide reasonable training and support to PTK's sales and Technical Support personnel and to certain end users in the Territory.

7.       Promotional Activity


         7.1      PTK's Activities

         PTK shall exert its best efforts to promote the sale of Mechanisms, Accessories and Softgoods in the Territory through adequate market research and advertisement in its own name and its account.

         7.2      Information

         Parentech shall supply PTK from time to time with advertising materials and information, including the U.S. market conditions, which PTK considers necessary for the promotion of the sales and the rental of Mechanism and Softgoods.

8.       Report

PTK shall furnish Parentech every month with a written report, which contains the quantity stocked, the sales and rental results of the Mechanism, the prospect of sale and rental of the Mechanism, the reputation of the Mechanisms in the Territory, addresses and names of customers, and complaints from customers. PTK shall further report on matters as may be requested by Parentech from time to time

9.       Regulatory Approvals.

Parentech shall obtain and maintain all permits, licenses and government registrations necessary or appropriate to perform hereunder and shall make all filings with governmental authorities required of this Agreement by applicable law, including without limitation registering with the applicable provincial or state administration of foreign exchange and other authorities necessary to enable PTK to make payments to Parentech in U.S. Dollars (collectively, "Regulatory Permits"), provided however that PTK shall use its best efforts to assist Parentech in obtaining such Regulatory Permits at Parentech's request. PTK, its employees and agents shall at all times in carrying out the terms of this Agreement abide by, and be in full compliance with, the laws, regulations and practices of their Country and Territory. On Parentech's request, PTK shall provide Parentech with written assurances of such compliance.

10.      Product Branding and Patents.

Parentech will obtain for PTK's benefit and ownership, at Parentech's expense, patent protection for the Mechanism, Accessories, and Softgoods, and trademark protection in the Territory for the trademark "PARENTECH" and any other trademarks to be used in exercising Marketing Rights for the Mechanism, Accessories and the Softgoods in the Territory pursuant to this Agreement. PTK may use any of its own trademarks selected by PTK at its discretion in exercising its Marketing Rights concerning the Mechanism, Accessories and Softgoods pursuant to this Agreement.

PTK or its affiliated companies will retain all rights to ownership of patents and trademarks described herein in the Territory and shall use these patents and trademarks solely for use in exercising their Marketing Rights under this Agreement.

     10.1     Bankruptcy, Change in Control, or Sale of Assets

     Notwithstanding any provisions to the contrary contained in this Agreement, upon the occurrence of any or combination of the following events and to ensure minimal disruption of PTK's business in the territory, PTK shall, among other things, retain ownership of patents and trademarks described in
     Section 10, and be granted a perpetual, royalty-free right to manufacture, produce, distribute, modify, market and sell Mechanisms, Accessories, and Softgoods (the "Products") in the territory. PARENTECH shall transfer all documents, including but not limited to schematics, specifications and regulatory approvals for the Products (the "Documents") to PTK in accordance with this Section 10.1.

         a. Upon liquidation, dissolution, or upon any material change in the management or control, direct or indirect, of Parentech;
         b. In the event that Parentech seeks protection under bankruptcy, insolvency, or debtor's relief law, and such proceedings are not dismissed within sixty (60) days after the date of commencement thereof; or
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         c.       Upon material breach of any term of this Agreement by
                  Parentech that remains uncured thirty (30) days after Parentech's receipt of the other party's written notice of such material breach.

     At the occurrence of any of the preceding events, Scott Landow, his appointee, or replacement shall, in good faith, assist in transferring Documents and "know-how" to ensure minimal disruption of PTK's business.

         10.2     Press Release

     Prior to the release of any marketing, advertising, press releases, or other promotional materials that reference the other party and/or the other party's trademarks, the releasing party shall submit a written request for approval to the other party together with a copy of the materials to be released, which request shall be made no less than three (3) business days prior to the requested release date (the other party shall not unreasonably withhold or delay the granting of its approval thereof).

11.      Term of Agreement.

         11.1 Expiration and Renewal.

      The Agreement will have a term commencing with its execution and concluding on March 31, 2005 ("Initial Term"). The Agreement will be automatically renewed for five successive one (1) year terms (the "Renewal Terms"), unless notice of non-renewal is given at least one hundred eighty
      (180) days prior to the expiration of the Initial Term or of any Renewal Term, as the case may be, but if renewal occurs by failure to give notice of termination, a Renewal Term will not take effect until the parties have agreed on adjustments to the Purchase Prices and Rental Fees set forth in the Agreement or have affirmatively agreed not to change such Purchase Prices and Rental Fees.

      Notwithstanding the provision of the Article11.1 and Article 21 hereof, the provisions of Article 4.8, 5.4, 5.5, 10, 10.1, 11.1, 12, 13, 14, 15,
      16, and 17 hereof shall survive the termination or cancellation of this Agreement.

12.      Confidentiality.

         12.1 Neither party shall, without the prior written consent of the other party, disclose to any third parties except its subsidiaries, advisors and agents, any Confidential Information provided to it by the other party, nor use such Confidential Information for any purpose other than the purposes of this Agreement.

         12.2 The obligations of each party contained in this Article 13 regarding Confidential Information of the other party shall not apply to information that:

         (1)      was known to it prior to disclosure to it by the other party;
         (2)      is or becomes publicly available;
         (3) is rightfully received by it from a third party, without accompanying secrecy obligations;
         (4)      is independently developed by it;
         (5)      is approved by the other party in writing for release; or
         (6)      is required to be disclosed by law.

         12.3 The obligation of each party provided in this Article 13 regarding the Confidential Information of the other party shall terminate after three (3) years from the date of disclosure of such Confidential Information.

13. Products Liability.

         13.1 Parentech shall indemnify, defend and hold PTK harmless from any and all liabilities, damages, losses, costs and expenses (including legal fees and other legal expenses) arising from or relating to any personal injury (including death) or physical damage to tangible property, which arise out of or relate to any actual or alleged defect in design, workmanship or materials, of any Mechanism, Accessories, and Softgoods purchased by PTK under this Agreement.

         13.2 Parentech's obligations under Section 13.1 shall not apply to liabilities, damages, losses, costs and expenses (including legal fees and other legal expenses) caused by: (i) unauthorized modification, change or addition to the Mechanism, Accessories and Softgoods by persons other than Parentech; or (ii) instruction, direction or specification indicated by PTK.

         If Parentech is requested but is not permitted by law to defend or settle such claims, Parentech shall reimburse PTK for the costs and lawyers' fees reasonably incurred by PTK in defense or settlement.

14. Indemnities for Infringement.

         14.1 If any of the Mechanism, Accessories, Softgoods or processes used in the manufacture thereof become the subject of a claim, suit or other proceeding for infringement of a patent, copyright or any other intellectual property right (including, but not limited to, misappropriation of trade secrets), Parentech shall indemnify, defend and hold PTK and its customers, distributors or users harmless from and against any losses, damages, costs, expenses (including attorneys' fees) and other liabilities of any nature arising therefrom. Without limiting the generality of the foregoing, Parentech shall, at its option and expense, either promptly procure for PTK the right to continue using the Mechanism, Accessories, and Softgoods thereof which are subject to the claim, suit or other proceeding in question, or promptly modify the Mechanism, Accessories and Softgoods which are subject to the claim, suit or other proceeding in question, or promptly modify the Mechanism, Accessories and Softgoods which are subject to the claim, suit or other proceeding in question, so that they are non-infringing, without materially altering the performance, characteristics or functions thereof.

         14.2 In the event of any claim, suit or other proceeding for which PTK seeks indemnification from Parentech, as a condition precedent to Parentech's obligations hereunder, PTK shall:

         14.2.1 promptly notify Parentech in writing of any such claim, suit or other proceeding or the threat thereof;

         14.2.2 permit Parentech to have the sole right and authority to defend, prosecute, negotiate, compromise and otherwise handle such claim, suit or other proceeding or threat thereof; and

         14.2.3 cooperate with Parentech, including, without limitation, providing such information as Parentech may reasonably request.

         14.3 If for any reasonable business justification Parentech is unable to assume the defense, prosecution, negotiation, compromise or other handling of any claim, suit or other proceeding for which PTK seeks indemnity, PTK shall, at Parentech's cost and in strict accordance with Parentech's instructions, defend, prosecute, negotiate, compromise and otherwise handle such claim, suit or other proceeding. PTK shall advise Parentech in writing as to all material aspects relating to such claim, suit or other proceeding and, in any event, shall report to Parentech thereon in writing on a regular basis. In no event shall PTK compromise or otherwise settle such claim, suit or other proceeding without Parentech's prior written consent. If PTK fails to obtain Parentech's prior written consent to any such compromise or settlement, PTK shall be solely responsible for all costs of such compromise or other settlement.

15. Governing Law

PTK acknowledges that Parentech is based in the State of California, U.S.A. and requires uniformity and consistency in the laws under which it deals with all of its domestic and international distributors. Accordingly, this Agreement shall be governed and construed, in accordance with the laws of the State of California, without regard to its conflicts of laws rules. The United Nations Convention on Contracts for International Sale of Goods shall not apply to this Agreement.

16. Dispute Resolution.

All disputes, controversies or differences which may arise between the parties hereto, out of or in relation to or in connection with this Agreement, or any obligations hereunder by either party hereto, or for the breach thereof, shall be settled by arbitration without recourse to the courts. It shall be conducted before a single arbitrator. Arbitration proceeding shall be held in the International Chamber of Commerce of San Diego, California pursuant to the Rules of the American Arbitration Association for Commercial Arbitration. The arbitration process, including selection of the arbitrator, exchanges or request for information and the arbitration hearing, shall be completed within 60 days following the initiation of the arbitration by either party, and the actual arbitration hearing shall be limited to one (1) day. The arbitrator shall issue a written judgment within ten (10) days following the arbitration hearing. Judgment upon any arbitration award may be entered in any court having jurisdiction thereof. This provision is self-executing, and in the event that either party fails to appear at any properly noticed arbitration proceeding, an award may be entered against such party notwithstanding said failure to appear. This clause shall survive the termination of this Agreement.

Any award resulting from such arbitration shall be PTK and binding on each party hereto and its legal successors, and shall be enforced in any court of competent jurisdiction.

17. Attorney's Fees.

In the event of any litigation or arbitration hereunder, the arbitrator or court shall award costs and reasonable attorneys' fees to the prevailing party.

18. Expenses.

Each party shall bear its own costs and expenses with regard to the negotiation, execution and consummation of the transactions contemplated by this Agreement, including the fees of its respective attorneys, accountants or consultants. In the event that no Agreement is executed between PTK and Parentech, despite diligent and good faith negotiations by both parties, neither party shall be liable to the other for any costs or expense incurred in the negotiation of this Agreement.

19. Import and Export Controls.

PTK hereby acknowledges that the Mechanism(s) are subject to United States export controls, pursuant to the U.S. Export Administration Regulations. PTK shall comply with all applicable provisions of the Export Administration Regulations, and shall not export, re-export, transfer, divert or disclose, directly or indirectly, including via remote access, the Mechanisms, any confidential information contained or embodied in the Mechanisms, or any direct product thereof, except as authorized under the Export Administration Regulations. PTK shall comply with all other applicable laws and regulations of the United States and the Territory pertaining to exportation or importation of the Mechanisms.

20. Taxes

PTK will pay any and all taxes, import duties and any levies of any kind imposed by the Korean Government.

21. Termination

         21.3 Breach

         In the event any party hereto breaches or otherwise fails to perform any part of this Agreement, or any representation or warranty proves to be false, then the other party hereto not in breach shall notify the party in breach and demand that such breach or such failure to perform be corrected. If the party in breach fails to correct the breach within thirty (30) days from the receiving date of such written notice of demand for correction, other parties may, at its sole discretion, immediately terminate this Agreement by giving the party in breach written notice of termination. Each party not in breach may claim its damages suffered by such termination against the other party in breach.

         21.4 Other Reasons for Termination with Cause

         Each party hereto shall have the right to terminate this Agreement for cause upon written notice to the other party hereto in the event that the other party:

         a) files, or have been filed against it (which filing is not dismissed within sixty (60) calendar days), a petition to declare it insolvent or bankrupt, or make an assignment for the benefit of its creditors; or
         b) fails to pay its debts hereto as they mature; c) is dissolved or liquidated;
         d) suffers or permits the appointment of a receiver for its business or assets or enters an agreement with its creditors for the payment of its debts
         e) transfers its business and/or substantially all of its assets, or not survive a merger or corporate reorganization; or
         f) has happen against or by it any other acts similar in nature to those described in this Section 21.2 (a) through (e) hereof.

                      If any party hereto is involved in any of the events
                    enumerated in Section 21.2 (a) through (e) hereof, it shall notify the other party hereto immediately of the occurrence of such event in writing. The party which terminates this Agreement in accordance with this Section 21.2 may claim its damages suffered by such termination against the other party.
22. Notices.

All notices and other communications hereunder shall be given in writing and delivered (a) by personal delivery, by prepaid overnight or international courier service to the addresses set forth on the signature page of this Agreement, or (b) by facsimile to such facsimile number as may be provided in writing by a party. Notices are deemed given on receipt or attempted delivery (if receipt is refused).

23. Severability.

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any one or more of the provisions hereof shall not affect the validity and enforceability of the other provisions hereof.

24. Construction.

In the interpretation and construction of this Agreement, the Parties hereby agree and acknowledge that the terms herein reflect extensive negotiations between the Parties and that this Agreement shall not be deemed to have been drafted by either party.

25. English Language.

English is the authoritative text of this Agreement, and all communications, arbitrations, and other adjudications hereunder shall be made and conducted in English.

26. Independent Contractor.

It is understood and agreed that each of the Parties hereto shall be acting only in the capacity of an independent contractor to the other party, and not as a partner, co-venturer, agent, employee, franchisee, or representative of the other party unless otherwise indicated by both parties.

27. Entire Agreement; Modifications.

This Agreement, together with exhibits and schedules attached hereto, constitutes the entire agreement of the Parties, supersedes any and all prior and contemporaneous oral or written understanding as to the subject matter hereof, and excludes all implied representations, conditions, warranties, and other terms. Each party acknowledges that it is entering into this Agreement as a result of its own independent investigation and not as a result of any representation of the other party not contained herein. No changes or modifications of or additions to this Agreement shall be valid unless the same shall be in writing and signed by the other party hereto.

28. Force Majeure.

Except as expressly provided elsewhere in this Agreement, neither party shall be liable to the other for its failure to perform any of its obligations hereunder during any period in which such performance is delayed by circumstances beyond its reasonable control including, but not limited to earthquake, fire, flood, war, embargo, strike, inability to secure materials and transportation facilities, or the intervention of any governmental authority. If such delaying cause shall continue for more than thirty (30) days, the party injured by the inability of the other to perform shall have the right, upon written notice to the other, to either (i) terminate this Agreement or (ii) treat this Agreement as suspended during the delay and reduce any commitment in proportion to the duration of the delay.

29. Assignment.

The parties agree that PTK may assign or otherwise transfer voluntarily, its rights, interests and obligations under this agreement to an affiliated company, including but not limited to, a living person, a subsidiary or joint venture company in the Territory. PTK shall provide 30 days notice to Parentech prior to an assignment or transfer under this provision.

30. Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties, their successors and assigns.

31. Waiver.

No waiver of any of the provisions of this Agreement shall be deemed to be or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver of any provision of this Agreement shall be binding on the parties hereto unless the party making the waiver executes it in writing.

32. No Third-Party Benefits.

None of the provisions of this Agreement shall be for the benefit of, or enforceable by, any third-party beneficiary.

33. Headings.

The Section and Subsection headings used herein are for convenience or reference only, are not part of this Agreement, and are not to affect the construction of, or be taken into consideration in interpreting any provision of this Agreement.

34. Authority of Signatory.

By signing this Agreement, each of the undersigned represents and warrants that it is authorized to execute this Agreement and the entity on whose behalf they are signing is bound by the terms hereof.


Accepted by:
PTK TECHNOLOGY, INC.                      PARENTECH, INC.


By:                                       By:
      -----------------------------             ---------------------------
      Young I. Kim, President & CEO             Scott Landow, President

Date:                                     Date:
      -----------------------------             ---------------------------